Exhibit (a)(1)(xi)

Subject:    Important Information About Your CBRE Stock Options

The Company is extending the offer to exchange your eligible stock options in exchange for shares of new restricted stock (or in France and Canada, new stock options) (the “Exchange Offer”). The Exchange Offer will now expire at 9:00 p.m., Pacific Time, on Wednesday, July 8, 2009. We currently have no plans to further extend this expiration date. The Exchange Offer permits you to exchange your out-of-the-money options for shares of restricted stock (or in France and Canada, new stock options) that will vest over four years. The Exchange Offer materials that explain the program and the election forms were previously sent to you. If you need copies of any of these materials, please contact the Option Exchange Administrator as set forth below.

If you would like to participate in this Exchange Offer, you must submit your properly completed election form by mail, facsimile or e-mail by using the address, fax number or e-mail address as provided below on or before 9:00 p.m., Pacific Time, on July 8, 2009:

•	by regular mail or courier to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail to optionexchange@cbre.com.

Only responses that are complete and actually received by the deadline will be accepted. If you have questions about the offer, or if you need additional copies of the offer documents, please direct them to:

CB Richard Ellis Group, Inc.

Attention: Option Exchange Administrator

11150 Santa Monica Blvd., Ste. 1600

Los Angeles, CA 90025

Phone: 310-405-8927

Fax: 310-405-8925

E-mail: optionexchange@cbre.com

Copies of these documents will be furnished to you promptly upon request at our expense.

If you have already submitted your election form, unless you wish to withdraw your tendered options, no further action is necessary.

This notice does not constitute the Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Restricted Stock (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the message from Laurence H. Midler, dated June 5, 2009; (3) the Election Form; and (4) the Withdrawal Form.

Sincerely,

Laurence H. Midler

Executive Vice President, General Counsel and Secretary